EXHIBIT 99

NEWS RELEASE

EMC Insurance Group Inc. Announces Special Committee Retention of Legal Counsel and Financial Advisor

DES MOINES, Iowa (January 9, 2019) - EMC Insurance Group Inc. (Nasdaq: EMCI) (the “Company”) today announced that the special committee of its board of directors (the “Special Committee”) has retained Willkie Farr & Gallagher LLP as the Special Committee’s legal counsel and Sandler O’Neill + Partners, L.P. as its independent financial advisor in connection with its review, evaluation and response to the non-binding proposal letter dated November 15, 2018 from Employers Mutual Casualty Company (“EMCC”) to acquire all of the outstanding common stock of the Company not already owned by EMCC (the “Proposal”).

The Special Committee is considering and evaluating the Proposal. The Special Committee cautions the Company’s stockholders and others considering trading in the Company’s common stock that no decisions have been made with respect to the Company’s response to the Proposal. There can be no assurance that any definitive agreement will be finalized and executed or that the proposed transaction or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide updates with respect to this or any other transaction, except as required under applicable law.

About EMC Insurance Group Inc.
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the Nasdaq Stock Market under the symbol EMCI. Additional information regarding the Company may be found at investors.emcins.com. The Company’s parent company is EMCC. The Company and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Cautionary Note Regarding Forward-Looking Statements
This news release contains statements regarding the Proposal that may be deemed to be “forward-looking statements” within the meaning of applicable securities laws, and the Company may make related forward-looking statements on or following the date hereof. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by the Company and include the possibility that discussions with EMCC may not be successful and the possibility that any proposed transaction with EMCC may not be entered into or completed on the terms contained in the Proposal or at all, including as a result of changes in the business or prospects of the Company or EMCC. As a result, undue reliance should not be placed on these forward-looking statements. Any forward-looking statements in this news release are made only as of the date of this news release. The Company does not assume any obligation to publicly update any forward-looking statements except as required by law.

Contacts
Investors:    Steve Walsh, 515-345-2515, steve.t.walsh@emcins.com
Media:        Lisa Hamilton, 515-345-7589, lisa.l.hamilton@emcins.com